Filed pursuant to Rule 424(b)(5)
Registration No. 333-125561

Prospectus Supplement

(To Prospectus dated June 15, 2005)

$1,000,000,000

$700,000,000 6.90% Notes due 2017

$300,000,000 7.60% Notes due 2037

The 2017 notes will bear interest at the rate of 6.90% per year and the 2037 notes will bear interest at the rate of 7.60% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2008. The 2017 notes will mature on July 15, 2017 and the 2037 notes will mature on July 15, 2037. We may redeem some or all of the notes at any time and from time to time at the redemption price described herein.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

We do not intend to list the notes on any national securities exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-6.

	Price to Public(1)	Underwriting Discounts	Proceeds To Us (Before Expenses)(1)
Per 2017 note	99.773%	0.650%	99.123%
Total	$698,411,000	$4,550,000	$693,861,000
Per 2037 note	99.579%	0.875%	98.704%
Total	$298,737,000	$2,625,000	$296,112,000

(1)	Plus accrued interest, if any, from July 17, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on July 17, 2007.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

Senior Co-Manager

Citi

Co-Managers

BNP Paribas	HSBC	KeyBanc Capital Markets

Lazard Capital Markets	Mizuho Securities USA Inc.	RBS Greenwich Capital	Wachovia Securities

July 12, 2007

No person has been authorized to give any information or to make any representation other than those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon.

All references to “Limited Brands”, “we”, “our”, and “us” in this prospectus supplement refer to Limited Brands, Inc. and its subsidiaries, unless the context requires otherwise.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Current Reports on Form 8-K furnishing information under Item 2.02 or 7.01 are not incorporated by reference herein:

•

Annual Report on Form 10-K for the year ended February 3, 2007 (the “2006 Annual Report”) (including the portions of the proxy statement for our annual meeting of stockholders held on May 21, 2007, filed on April 16, 2007 and incorporated by reference therein).

•	Quarterly Report on Form 10-Q for the quarterly period ended May 5, 2007.

•	Current Reports on Form 8-K filed on April 11, 2007, May 15, 2007 (with respect to Items 1.01, 8.01 and 9.01), June 22, 2007, July 9, 2007 and July 11, 2007.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Limited Brands, Inc.

Three Limited Parkway

P.O. Box 16000

Columbus, Ohio 43216

(614) 415-7076

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized anyone else to provide you with different information. We are not, and the Underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus supplement and the accompanying prospectus or made by us or management involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus supplement and the accompanying prospectus or otherwise made by us: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of our business; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image; risks associated with our ability to retain, hire and train key personnel and management; risks associated with the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards; risks associated with our reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices, potential delays or disruptions in shipping and related pricing impacts and political issues and risks related to currency and exchange rates; risks associated with the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms; risks associated with labor shortages or increased labor costs; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time as well as the requirements the agreements related to such debt impose upon us; risks associated with our reliance on information technology, including risks related to the implementation of new information technology systems and risks related to utilizing third parties to provide information technology services; risks associated with severe weather conditions, natural disasters or health hazards; risks associated with rising energy costs; risks related to the announced Limited Stores transaction; and risks associated with independent licensees. We are not under any obligation and we do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus supplement and the accompanying prospectus to reflect circumstances existing after the date of this prospectus supplement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes”.

The Company

Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Limited Stores, La Senza, White Barn Candle Co., Henri Bendel and Diva London, presently operates 3,140 specialty stores. The Company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

Limited Brands was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002. Our principal executive offices are located at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216. Our Investor Relations telephone number is 614-415-7076. Internet users can obtain information about Limited Brands and its services at www.limitedbrands.com. However, the information on our website, on the Victoria’s Secret website, on the Bath & Body Works website and on the La Senza website is not a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On July 9, 2007, we announced that we had finalized the sale of a 75 percent ownership interest in our Express brand to affiliates of Golden Gate Capital for pre-tax cash proceeds of $602 million, subject to closing adjustments. Limited Brands and Golden Gate Capital agreed to increase Golden Gate Capital’s stake to 75 percent from the previously announced 67 percent. The change will result in an additional $54 million in pre-tax cash proceeds to Limited Brands which is included in the above-stated $602 million. After pre-closing adjustments, we expect to receive after-tax cash proceeds of approximately $425 million and to record an after-tax gain of approximately $188 million, both subject to post-closing adjustments.

On July 9, 2007, we also announced that we had signed a definitive agreement to transfer a 75 percent ownership interest in our Limited Stores business to affiliates of Sun Capital Partners. In exchange, Sun Capital Partners will contribute $50 million of equity capital into the business and will arrange for a $75 million credit facility. The transaction is expected to close within the next 30 days and is subject to customary conditions. We will receive no cash proceeds and expect to record an after-tax loss of approximately $42 million on the transaction, subject to post-closing adjustments.

On June 22, 2007, we announced certain cost reduction initiatives, the increase in our share repurchase program to $1 billion and the acceleration of repurchase activity and the continued exploration of strategic alternatives for certain non-core assets.

Cost Reduction Initiatives. We will undertake a significant reduction of selling, general and administrative expenses with expected savings of approximately $100 million annually beginning in fiscal 2008. These savings will be primarily realized through a decrease in headcount of approximately 10 percent at the corporate and brand home offices, which includes the elimination of open positions, reduction of current staff and transfers to the new Express business in conjunction with the sale. No headcount reductions are anticipated in stores, distribution centers or call centers. The current corporate and brand home office employment is approximately 5,300 associates. Savings will also be realized through a reduction of other operating expenses.

Share Repurchase Program. We are increasing the previously announced $500 million share repurchase program to $1 billion. Under this program, we have repurchased $190.5 million worth of shares and intend to accelerate the rate of repurchases. The specific timing, amount and method of repurchases will vary based on market conditions and other factors.

Non-Core Assets. We are evaluating the feasibility of alternatives involving certain non-core assets, including real estate and other investments. We are not considering alternatives for Mast Industries, Inc., which is strategic to the sourcing and production of merchandise for Victoria’s Secret, Pink and La Senza.

The Offering

Issuer	Limited Brands, Inc.

Securities Offered	$700,000,000 aggregate principal amount of 6.90% notes due 2017.
$300,000,000 aggregate principal amount of 7.60% notes due 2037.

Maturity	The 2017 notes will mature on July 15, 2017 and the 2037 notes will mature on July 15, 2037.

Interest Payment Dates	January 15 and July 15 of each year, commencing on January 15, 2008.

Interest Rate	The 2017 notes will bear interest at the rate of 6.90% per year and the 2037 notes will bear interest at the rate of 7.60% per year.

Further Issuances

We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices described herein under the caption “Description of the Notes—Optional Redemption”.

Change of Control

Upon the occurrence of both (i) a change of control of Limited Brands and (ii) a downgrade of the notes below an investment grade rating by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, Limited Brands will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated debt securities issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes”.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. See “Description of the Notes—Book-Entry Procedures”.

Same Day Settlement

Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	Proceeds will be used to fund share repurchases, to replenish operating cash balances used to fund the acquisition of La Senza and for general corporate purposes. See “Use Of Proceeds”.

Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors in deciding whether to make an investment in the notes.

Risk Relating to the Notes

We depend on payments from our subsidiaries and claims of note holders rank junior to those of creditors of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary’s earnings and operating capital requirements. In addition, the ability of our subsidiaries to make any payments to us may be affected by tax considerations and legal restrictions.

As a result of our holding company structure, the notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Our right or our creditors’ right to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, except to the extent that we may be a creditor of such subsidiary.

USE OF PROCEEDS

Our net proceeds from the sale of the notes will be approximately $989.7 million after the deduction of the underwriting discount and our expenses. We intend to use the net proceeds from the sale of the notes to fund share repurchases, to replenish operating cash balances used to fund the acquisition of La Senza and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest.

For the Thirteen Weeks Ended		For the Fiscal Years Ended
May 5, 2007	April 29, 2006	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004	February 1, 2003
2.5	3.7	5.7	5.0	6.0	6.2	5.5

For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before minority interests in consolidated subsidiaries and cumulative effect of changes in accounting principle. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Interest associated with income tax liabilities is excluded from our calculation. Pre-tax income includes the effect of the following special items:

In the fiscal year ended February 3, 2007: $26 million in incremental share-based compensation expense related to the adoption of SFAS 123(R).

In the fiscal year ended January 28, 2006: (1) a $30 million gain related to the recognition of gift card breakage and (2) $40 million of interest income related to the settlement of a tax matter.

In the fiscal year ended January 29, 2005: (1) a $45 million gain resulting from the early collection of a long-term note receivable and the sale of New York & Company warrants held by us (2) a $45 million gain resulting from the initial public offering of New York & Company and (3) a $18 million gain resulting from the sale of our remaining ownership interest in Galyan’s.

In the fiscal year ended January 31, 2004: a $208 million gain resulting from the sale of our investment in Alliance Data Systems Corporation.

In the fiscal year ended February 1, 2003: (1) a $34 million non-cash, special and nonrecurring charge resulting from the Intimate Brands, Inc. recombination and (2) a $6 million gain resulting from the sale of our interest in Charming Shoppes, Inc. common stock.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities to which description reference is hereby made. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The following is a summary of the terms of the notes. The notes will be issued under an indenture dated as of March 15, 1988 between us and The Bank of New York, as trustee, as amended by a supplemental indenture, dated as of May 31, 2005, among us, The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee, and as further amended by the second supplemental indenture, dated as of July 17, 2007 between us and The Bank of New York Trust Company, N.A., as trustee. This description is not complete and investors should refer to the indenture and the supplemental indenture, copies of which have been filed as Exhibit 4.1.1 and 4.1.2 to our Registration Statement on Form S-3 (File No. 333-125561). Defined items have the meanings assigned to them in the indenture.

Maturity, Interest, Form and Denomination

The 2017 notes will initially be limited to $700,000,000 aggregate principal amount. The 2017 notes will mature on July 15, 2017 and will bear interest at the rate of 6.90% per year. The 2037 notes will initially be limited to $300,000,000 aggregate principal amount. The 2037 notes will mature on July 15, 2037 and will bear interest at the rate of 7.60% per year.

Interest will be payable semiannually in arrears on January 15 and July 15 of each year commencing on January 15, 2008 to holders of record of the notes on the preceding January 1 and July 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 thereof.

Further Issues of the Same Series

We may, from time to time, without the consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the notes offered hereby.

In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including any other debt securities issued under the indenture, from time to time outstanding.

Optional Redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus 30 basis points in the case of the 2017 notes and 35 basis points in the case of 2037 notes, plus, in each case, accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Reference Treasury Dealers” means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Limited Brands and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Limited Brands to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Limited Brands and its subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Limited Brands and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Limited Brands or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Limited Brands’ voting stock; or (3) the first day on which a majority of the members of Limited

Brands’ Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Limited Brands who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Limited Brands’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Concerning the Trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

Book-Entry Procedures

DTC. The Depository Trust Company, New York, New York (“DTC”), will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. Fully-registered global notes will be issued with respect to each of the 2017 notes and the 2037 notes. See “Description of Debt Securities—Global Securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global notes.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

We may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

Beneficial interests in the global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global note through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Same-Day Settlement and Payment

Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal and interest will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to us.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell, our counsel, the following are the material U.S. federal income tax consequences and, in the case of Non-U.S. Holders, the material U.S. federal estate tax consequences, of ownership and disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations. Any changes to or differing interpretations of any of these authorities subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly on a retroactive basis). This summary does not discuss any U.S. state or local, foreign or other tax consequences. Persons considering the purchase of notes are urged to consult their own tax advisors with regard to the application of the U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion only applies to you if all of the following conditions are satisfied:

•

you are a beneficial owner of a note that purchases the note in this offering at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	you hold the note as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or to beneficial owners of the notes subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•

persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, and persons deemed to sell the notes under the constructive sale provisions of the Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships and other entities classified as partnerships for U.S. federal income tax purposes (and their beneficial owners); and

•	persons subject to the alternative minimum tax.

If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holding notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of owning and disposing of the notes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Potential Contingent Payment Debt Treatment

In the event of a Change of Control in which there has been a ratings decline, we would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, U.S. Holders would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes (which is not expected to differ significantly from the interest rate on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Under Treasury regulations, our repurchase obligation will not create a contingent payment debt obligation, if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a change of control and ratings decline giving rise to our repurchase obligation will not occur. The Company does not believe that the notes should be treated as contingent payment debt instruments, and does not intend to treat them as such. However, there is no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position. U.S. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. A U.S. Holder’s tax basis in a note generally will be the U.S. Holder’s cost to purchase the note.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a beneficial owner of a note who is an individual present in the United States for 183 days or more in the taxable year of disposition of the note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through sufficient stock ownership;

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•	the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

Special certification rules apply to notes that are held through qualified intermediaries.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or, as discussed below, a properly executed IRS Form W-8ECI.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Non-U.S. Holder’s note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. The Non-U.S. Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from the 30% U.S. federal withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of the Note

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

U.S. Federal Estate Tax

Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who is a Non-U.S. Holder may be subject to U.S. federal estate tax upon the individual’s death if, at such time, interest payments on the note would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied);

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We have entered into a Terms Agreement dated the date hereof with the Underwriters named below. The Terms Agreement and the Underwriting Agreement Provisions attached as an annex to the Terms Agreement are collectively referred to as the Underwriting Agreement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell all, but not less than all, the notes to the Underwriters, and each of the Underwriters has severally agreed to purchase the principal amount of the notes set forth opposite its name in the following table:

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2037 Notes
Banc of America Securities LLC.	$266,000,000	$114,000,000
J.P. Morgan Securities Inc.	266,000,000	114,000,000
Citigroup Global Markets Inc.	70,000,000	30,000,000
HSBC Securities (USA) Inc.	21,000,000	9,000,000
Wachovia Capital Markets, LLC	21,000,000	9,000,000
KeyBanc Capital Markets Inc.	11,200,000	4,800,000
Mizuho Securities USA Inc.	11,200,000	4,800,000
Greenwich Capital Markets, Inc.	11,200,000	4,800,000
Lazard Capital Markets LLC	11,200,000	4,800,000
BNP Paribas Securities Corp.	11,200,000	4,800,000

Total	$700,000,000	$300,000,000

The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify offers and to reject offers in whole or in part.

We have been advised by the Underwriters that they will initially offer some of the notes to investors at the offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed .400% of the principal amount of the 2017 notes and .500% of the principal amount of the 2037 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed .250% of the principal amount of the 2017 notes and .250% of the principal amount of the 2037 notes on sales to other dealers. After the initial offering of the notes, the offering price, concession and reallowance may be changed by the Underwriters.

The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading on the NASDAQ National Market System. We have been advised by the Underwriters that the Underwriters currently intend to make a market in the notes. The Underwriters are not obligated to do so, however, and any market-making activities may be discontinued at any time without notice. Accordingly, no assurance can be given that an active market will develop for the notes or as to the liquidity of the trading market for the notes.

Until the distribution of the notes is completed by the Underwriters, rules of the SEC may limit the ability of the Underwriters to bid for and purchase the notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. In addition, if the Underwriters over-allot (i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement), and thereby create a short position in the notes in connection with the offering of the notes, the Underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in those transactions or that such transactions, once commenced, will not be discontinued without notice.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $250,000.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of this prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of the notes shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has further represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA would not, if Limited Brands was not an authorized person, apply to Limited Brands; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The Underwriters and their affiliates provide, have provided in the past and may in the future provide investment banking, general financing and commercial banking or other services to us and our affiliates, for which they have received and will receive fees and expenses. A member of our board of directors, Dennis S. Hersch, is a Managing Director of J.P. Morgan Securities Inc., which is an Underwriter in this offering.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

VALIDITY OF THE NOTES

Douglas L. Williams, who is our Senior Vice President and General Counsel, and Davis Polk & Wardwell, New York, New York will pass upon the validity of our notes. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York will issue an opinion about certain legal matters with respect to the notes for the Underwriters. As of the date of this prospectus supplement, Mr. Williams has options to purchase shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 as set forth in their report (which contains an explanatory paragraph regarding the Company’s change in accounting principle to the cost method of inventory valuation as described in Note 2 to the consolidated financial statements and the Company’s change in its method of accounting for stock-based compensation as described in Note 13 to the consolidated financial statements) and management’s assessment of the effectiveness of our internal control over financial reporting as of February 3, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of the Company for the thirteen week periods ended May 5, 2007 and April 29, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated June 5, 2007, included in the Company’s Quarterly Report on Form 10-Q for the thirteen week period ended May 5, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

$1,000,000,000

LIMITED BRANDS, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

This prospectus relates to common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that Limited Brands, Inc. may sell from time to time in one or more offerings. The aggregate public offering price of the securities we may sell in these offerings will not exceed $1,000,000,000. This prospectus will allow us to issue securities over time.

We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “LTD.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2005

In this prospectus the terms “Limited Brands,” “we,” “us” and “our” refer to Limited Brands, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at our website, http://www.limitedbrands.com, as well as the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•

Annual Report on Form 10-K for the year ended January 29, 2005 (including the portions of the proxy statement for our annual meeting of stockholders to be held on May 16, 2005 incorporated by reference therein).

•	Current Reports on Form 8-K filed on February 1, 2005, February 17, 2005, March 11, 2005, April 6, 2005, May 2, 2005 and May 16, 2005.

•	The description of our capital stock contained in the Form 8 Amendment to Form 8-A, filed on September 11, 1989, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Limited Brands, Inc.

Three Limited Parkway

P.O. Box 16000

Columbus, Ohio 43216

(614) 415-7076

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus or made by the Company or management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by the Company or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices and political issues and risks related to currency and exchange rates; risks associated with the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time and as well as the requirements the agreements related to such debt impose upon us; and risks associated with the Company’s reliance on information technology, including risks related to the implementation of new information technology systems and risks related to utilizing third parties to provide information technology services. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

LIMITED BRANDS, INC.

Limited Brands, Inc., a Delaware corporation, sells women’s intimate apparel, personal care and beauty products and women’s and men’s apparel through its retail stores (primarily mall-based) and direct response (catalogue and e-commerce) businesses. Merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics. Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores and Henri Bendel, presently operates 3,731 specialty stores. Victoria’s Secret products are also available through its catalogue and website at http://www.VictoriasSecret.com.

Limited Brands was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982, changed its name to Limited Brands, Inc. in May 2002, and has its principal executive offices at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216. Our Investor Relations telephone number is 614-415-7076. Internet users can obtain information about Limited Brands and its services at www.limitedbrands.com. However, the information on our website and on the Victoria’s Secret website is not a part of this prospectus.

RISK FACTORS

Investing in our securities may involve risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Cautionary Statements Relating To Forward-Looking Information” filed as Exhibit 99.1 to our annual report on Form 10-K for the year ended January 29, 2005, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which could include repayments of outstanding debt, and for business acquisitions or investments.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest.

For the Fiscal Years Ended
January 29, 2005	January 31, 2004	February 1, 2003	February 2, 2002	February 3, 2001
6.0	6.2	5.5	5.9	4.6

For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before minority interests in consolidated subsidiaries. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Pre-tax income includes the effect of the following special items:

In the fiscal year ended January 29, 2005: (1) a $45 million gain resulting from the early collection of a long-term note receivable and the sale of New York & Company warrants held by the Company (2) a $45 million gain resulting from the initial public offering of New York & Company and (3) a $18 million gain resulting from the sale of the Company’s remaining ownership interest in Galyan’s.

In the fiscal year ended January 31, 2004: a $208 million gain resulting from the sale of the Company’s investment in Alliance Data Systems Corporation.

In the fiscal year ended February 1, 2003: (1) a $34 million non-cash, special and nonrecurring charge resulting from the Intimate Brands, Inc. recombination and (2) a $6 million gain resulting from the sale of our interest in Charming Shoppes, Inc. common stock.

In the fiscal year ended February 2, 2002: (1) a $170 million gain from the sale of Lane Bryant and (2) an aggregate gain of $62 million from the initial public offerings of Galyan’s Trading Company Inc. and Alliance Data Systems Corp.

In the fiscal year ended February 3, 2001: a $10 million charge to close Bath & Body Works’ nine stores in the United Kingdom.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws are incorporated by reference and will be sent upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

Under our charter, our authorized capital stock consists of:

•	1,000,000,000 shares of common stock with $.50 par value,

•	10,000,000 shares of preferred stock with $1.00 par value, and

•	On March 31, 2005, there were outstanding:

•	407,043,976 shares of our common stock;

•	employee stock options to purchase an aggregate of approximately 40,941,962 shares of our common stock; and

•	no shares of our preferred stock.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “LTD.”

Common Stock

Common Stock Outstanding

The outstanding shares of common stock are, and any shares of common stock issued will be, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

Dividend Rights

Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

Rights upon Liquidation or Dissolution

In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

Preferred Stock

The following summary contains a description of some of the principal terms of our preferred stock. This description of the principal provisions of our preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our certificate of incorporation relating to each particular series of preferred stock. The particular terms of any series of preferred stock we offer, including the extent to which the terms described below may apply to that series of preferred stock, will be described in a prospectus supplement relating to that series of preferred stock.

Serial Preferred Stock

Under our certificate of incorporation, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock. Preferred stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of Limited Brands, Inc., any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by our Board of Directors.

The shares of any series of serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

Blank Check Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our Board of Directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan having the effect of, discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Limited Brands, Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Limited Brands, Inc. without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.

We will issue the debt securities under an indenture, dated as of March 15, 1988, between us and The Bank of New York, as trustee, as amended by a supplemental indenture, dated as of May 31, 2005, among us, The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee. Copies of the indenture and the supplemental indenture are filed as exhibits to the registration statement to which this prospectus relates. The following summary of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture. Numerical references in parentheses below are to sections in the indenture. Wherever we refer to particular sections of, or defined terms in, the indenture, we intend that these sections or defined terms shall be incorporated herein by reference.

General

The debt securities will be unsecured general obligations of Limited Brands, Inc. and will constitute either senior or subordinated debt of Limited Brands, Inc. As a holding company, our principal source of funds is dividends and advances from subsidiaries. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that Limited Brands, Inc. may itself be a creditor with allowable claims against the subsidiary.

The indenture provides that the debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture or pursuant to a resolution of our Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of Limited Brands, Inc. duly authorized by the Board of Directors for this purpose.

The indenture provides Limited Brands, Inc. with the ability to “reopen” a previous issue of a series of debt securities and to issue additional debt securities of such series. The indenture does not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with it or that may otherwise be issued by us or any of our subsidiaries. (Sections 301 and 1301)

The indenture does not contain any covenants or provisions that would afford holders of debt securities protection in the event of a highly-leveraged transaction, reorganization, restructuring or similar transaction.

You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

•	the price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

•	the date or dates of maturity;

•

the currency or currencies in which the relevant debt securities are being sold and in which the principal of and any premium and interest on these debt securities will be payable and, if the holders of any of these debt securities may elect the currency in which payments according to such debt securities are to be made, the manner of the election;

•	the annual rate or rates (which may be fixed, variable or zero) at which the relevant debt securities will bear interest;

•	the date from which the interest on the relevant debt securities will accrue, the dates on which this interest will be payable and the date on which payment of this interest will commence;

•

if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which these amounts shall be determined;

•

if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on the prices of securities or commodities, with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which this amount shall be determined;

•

the dates on which and the price or prices at which the relevant debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any optional redemption or required repayment;

•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary (see definition below) for such global security or securities;

•	the terms of any debt warrants offered together with the relevant debt securities; and

•	any other specific terms of or matters relating to the relevant debt securities.

The debt securities will be issuable only in fully registered form without coupons or in the form of one or more global securities, as described below under “global securities.” Unless the prospectus supplement specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of U.S. $1,000 and any integral multiple of this amount. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the authorized denominations. (Sections 302 and 305)

If the amount of payments of principal of and premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to these debt securities and this index or formula, securities or commodities will be described in the relevant prospectus supplement.

If the principal of and premium, if any, or any interest on debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the relevant prospectus supplement.

Holders of debt securities (other than global securities) may present them for transfer (with the form of transfer endorsed thereon duly executed) or exchange for other debt securities of the same series at the office of any transfer agent or such other agency as may be designated by Limited Brands, Inc. without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305)

Payment of principal of and premium, if any, on debt securities will be made in the designated currency against surrender of any debt securities at the Corporate Trust Office of the trustee in The City of New York. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name a relevant debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at the Corporate Trust Office of the trustee in The City of New York or by a check in the designated currency mailed to the holder at such holder’s registered address. (Sections 307 and 501)

All moneys paid by us to a paying agent for the payment of principal of, or premium, if any, or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof. (Section 503)

Debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the relevant prospectus supplement. “Original issue discount security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 101)

Global Securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by a depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 303)

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). The accounts to be credited shall be designated by the underwriters or agents with respect to such debt securities or by us if such securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for such global security or by participants or persons that hold beneficial interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of any debt securities under the indenture.

Principal, premium, if any, and interest payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of a global security representing such debt securities. Limited Brands, Inc., the trustee or any paying agent for such debt securities will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

We expect that the depositary for a series of debt securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for such debt securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. (Section 305)

Further, if we make this decision with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities of such series so issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of such amount and will be issued in registered form only without coupons. (Section 305)

Limitations on Liens

We have agreed under the indenture that we will not, and will not permit any subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of voting stock (as defined below) of any significant subsidiary (as defined below), whether such voting stock is now owned or is hereafter acquired, without providing that each series of debt securities issued under the indenture (together with, if we shall so determine, any other indebtedness or obligations of Limited Brands, Inc. or any subsidiary ranking equally with such debt securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of voting stock of any corporation at the time it becomes a significant subsidiary. (Section 504)

The term “subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by us or one or more other subsidiaries, or by us and one or more other subsidiaries. (Section 101)

The term “significant subsidiary” means a subsidiary (treated for purposes of this definition on a consolidated basis together with its subsidiaries) which meets any of the following conditions:

•

our and our other subsidiaries’ investments in and advances to the subsidiary exceed ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds ten percent of such income of ours and our subsidiaries consolidated for the most recently completed fiscal year. (Section 504)

The term “voting stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered voting stock whether or not such event shall have occurred. (Section 504)

Limitations on Mergers and Sales of Assets

We have agreed under the indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless

•

either Limited Brands, Inc. is the continuing corporation or the successor corporation (if other than Limited Brands, Inc.) expressly assumes by supplemental indenture the obligations of the debt securities (in which case, except in the case of such a lease, we will be discharged from these obligations) and

•

immediately after the merger, consolidation, sale or lease, we or the successor corporation (if other than us) would not be in default in the performance of any covenant or condition of the indenture. (Sections 505 and 1401)

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, without the consent of the holders of debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under the indenture by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities at the time outstanding of each series which are affected thereby, to modify the indenture or any supplemental indenture or the rights of the holders of the debt securities of such series to be affected; provided that no such modification will

•

extend the fixed maturity of any debt securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of original issue discount securities payable on any date, change the coin or currency in which principal of or any premium or interest on any debt securities are payable or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each debt security so affected, or

•

reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification without the consent of the holders of all debt securities of such series then outstanding or

•	modify without the written consent of the trustee the rights, duties or immunities of the trustee. (Sections 1301 and 1302)

Defaults

The indenture provides that events of default with respect to any series of debt securities will be:

•	default for 30 days in payment of interest upon any debt security of such series;

•	default in payment of principal (other than a sinking fund installment) or premium, if any, on any debt security of such series;

•	default for 30 days in payment of any sinking fund installment when due by the terms of the debt securities of such series;

•

default, for 90 days after notice, in the performance of any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series); and

•	certain events of bankruptcy or insolvency. (Section 601)

Additional events of default may be applicable to a series of debt securities if so provided in the supplemental indenture or board resolution applicable to such series. The prospectus supplement will describe any such additional events of default. If an event of default with respect to debt securities of any series should occur and be continuing, either the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding may declare each debt security of that series due and payable. (Section 602) We will be required to file annually with the trustee a statement of an officer as to the fulfillment of our obligations under the indenture during the preceding year. (Section 506)

No event of default with respect to a single series of debt securities issued under the indenture (and under or pursuant to any supplemental indenture or board resolution) necessarily constitutes an event of default with respect to any other series of debt securities. (Section 602)

Holders of a majority in aggregate principal amount of the debt securities of any series then outstanding will be entitled to control certain actions of the trustee under the indenture and to waive past defaults with respect to such series. (Sections 602 and 606) Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will not be under any obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless one or more of such holders of debt securities shall have offered to the trustee reasonable security or indemnity. (Section 1001)

If an event of default occurs and is continuing with respect to a series of debt securities, any sums held or received by the trustee under the indenture may be applied to reimburse the trustee for its reasonable compensation and expenses incurred prior to any payments to holders of debt securities of such series. (Section 605)

The right of any holder of any series of debt securities to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s debt security when due) will be subject to certain conditions precedent, including a written notice to the trustee by such holder of the occurrence of one or more events of default with respect to such series of debt securities, a request to the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding to take action and an offer satisfactory to the trustee of security and indemnity against liabilities incurred by it in so doing. (Section 607)

Satisfaction and Discharge of the Indenture

At our request, the indenture will be cancelled by the trustee if all sums due to the trustee under the indenture have been paid in full and

•	all debt securities previously issued have been cancelled or delivered to the trustee for cancellation,

•	the principal of and premium, if any, and interest on all debt securities then outstanding have been paid in full or

•

funds have been deposited with the trustee at the maturity of the debt securities sufficient to pay in full the principal of, and premium, if any, and interest on all debt securities then outstanding. (Sections 1101 and 1102)

Defeasance

If so described in the prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and our obligations or terminate certain of our obligations under the indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States of America with the trustee. The prospectus supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations. (Sections 1103 and 1104)

Concerning the Trustee

The Bank of New York Trust Company, N.A. will be the trustee under the indenture. We have and may from time to time in the future have banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to Limited Brands, Inc. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•

entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, Limited Brands, Inc. and its subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Samuel P. Fried, our Senior Vice President, General Counsel and Secretary, and by Davis Polk & Wardwell, New York, New York. Mr. Fried beneficially owns shares of our common stock and options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements of Limited Brands, Inc. incorporated by reference in Limited Brands, Inc. Annual Report (Form 10-K) for the year ended January 29, 2005 and Limited Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Limited Brands, Inc. at January 31, 2004 and for the year then ended, incorporated in this Prospectus and Registration Statement by reference to the Annual Report on Form 10-K for the year ended January 29, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the year ended February 1, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 29, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,000,000,000

$700,000,000 6.90% Notes due 2017

$300,000,000 7.60% Notes due 2037

PROSPECTUS SUPPLEMENT

July 12, 2007

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

Senior Co-Manager

Citi

Co-Managers

BNP Paribas	HSBC	KeyBanc Capital Markets

Lazard Capital Markets	Mizuho Securities USA Inc.	RBS Greenwich Capital	Wachovia Securities